Exhibit 99.1

Press Release

Bio-Rad Appoints Roop K. Lakkaraju Executive Vice President, Chief Financial Officer

HERCULES, Calif.— March 20, 2024 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced that Roop K. Lakkaraju will join the company as its new Executive Vice President and Chief Financial Officer, effective April 15, 2024.

Mr. Lakkaraju joins Bio-Rad from Benchmark Electronics, a multi-national leader in electronics manufacturing services, where he served as Executive Vice President and Chief Financial Officer responsible for all finance-related functions supporting the company’s global operations since 2018. Prior to Benchmark, he held Chief Financial Officer and senior operational roles at several large, multinational companies including Support.com, a provider of cloud-based software and services, and Solectron, a leading global provider of electronics manufacturing and integrated supply chain services. Mr. Lakkaraju began his career as an auditor with Grant Thornton and PricewaterhouseCoopers, and holds a B.S. in Business Administration, Accounting, from San Jose State University.

“We are pleased to welcome Roop Lakkaraju as our new Chief Financial Officer,” stated Norman Schwartz, Bio-Rad’s President and Chief Executive Officer. “Roop’s extensive experience and track record in financial management, operations, mergers and acquisitions, and capital markets transactions will be instrumental in helping us shape and execute our financial strategy.”

"I am excited to join Bio-Rad as its Chief Financial Officer,” said Mr. Lakkaraju. “I look forward to driving the company’s financial and strategic initiatives to create long-term value for all our stakeholders.”

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with over 8,000 employees and $2.7 billion in revenues in 2023. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com
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